CLIENT:	Wilshire Bancorp, Inc.
CONTACT:	Brian E. Cho, EVP & CFO 213.387.3200 www.wilshirebank.com	NEWS RELEASE

 WILSHIRE BANCORP PROFITS UP 23% IN THIRD QUARTER AND 25% YEAR-TO-DATE;
NET INTEREST MARGIN IMPROVES AND LOAN PORTFOLIO INCREASES 27%

LOS ANGELES, CA - October 26, 2006 - Wilshire Bancorp, Inc. (Nasdaq: WIBC), the holding company for Wilshire State Bank, today reported record profits in both the third quarter of 2006 and year-to-date, fueled by continued strong loan growth. For the quarter ended September 30, 2006, net income increased 23% to $8.8 million, or $0.30 per diluted share, compared to $7.2 million, or $0.25 per diluted share, in the third quarter of 2005. For the first nine months of 2006, net income grew 25% to $25.1 million, or $0.86 per diluted share, compared to $20.0 million, or $0.69 per diluted share, in the same period last year.

Wilshire’s performance measures remain amongst the best in the banking industry. In the third quarter of 2006, the return on average equity (ROE) was 25.5% and the return on average assets (ROA) was 1.86%, compared to 27.4% and 1.96%, respectively, in the third quarter of 2005. For the nine-month period through September 30, 2006, ROE was 26.0% and ROA was 1.87%, compared to 27.0% and 1.92% in 2005.

“The integration of Liberty Bank of New York (LBNY) has been very successful, with strong loan and deposit generation continuing since the acquisition closed in mid-May,” stated Soo Bong Min, President and CEO. “In less than five months, our portfolio of loans in New York increased by 77%, from LBNY’s $26 million to $46 million at the end of the third quarter. Deposit growth has exceeded our expectations as well, doubling to $100 million at the end of September 2006. Although building upon the strong foundation in New York has contributed to our success, loan and deposit generation has been strong throughout our entire franchise.”

New loan originations were $254 million in the third quarter of 2006, up 11% from $229 million in the same quarter in 2005. For the first nine months of 2006, new loan originations were $753 million, an 18% increase over $640 million in the same period in 2005. Total loans increased by 27% to $1.51 billion at September 30, 2006, compared to $1.19 billion a year earlier. Assets grew to $1.91 billion at the end of the third quarter of 2006, up 24% from $1.55 billion at the end of September 2005.

“With roughly 79% of our loans tied to Prime, the steady rise in interest rates over the past two years has greatly benefited our loan yields,” stated Brian Cho, EVP and Chief Financial Officer. “While deposit rates are typically slower to adjust upwards, now that interest rates have leveled off, our cost of funds has continued to rise. As a result, our net interest margin was under some pressure and dropped to 4.59% in the third quarter of 2006, compared to 4.84% in the third quarter last year and 4.74% in the preceding quarter. Unusually fast loan prepayments inflated the second quarter margin, which included additional loan yields for the higher than normal reversals of deferred premiums and collections of prepayment penalties. Our rate-sensitivity position between assets and liabilities for the one-year period is currently about neutral, so we do not anticipate major changes in our net interest margin unless prepayment speeds change dramatically, which could again impact our loan yields.”

“Deposit pricing has remained very competitive, particularly in California,” Min added. “New York is a very attractive market with substantial opportunities for loan growth and relatively low-cost deposits. The Liberty Bank acquisition instantly increased our presence on the East Coast, and we believe we can lower our overall deposit costs as we continue to build market share there. However, in our primary Southern California market, our main funding sources remain time deposits and money market accounts at this time.”

Total deposits grew 28% to $1.66 billion at September 30, 2006, compared to $1.30 billion at the end of the third quarter last year. Checking and savings account balances were $315 million and $47 million, respectively, at September 30, 2006, little changed from a year ago. Money market deposits grew by 60% to $371 million, compared to $232 million at the end of September 2005. Jumbo time deposits and smaller CDs each increased by 31% over a year-ago level, to $767 million and $161 million, respectively, at the end of the 2006 third quarter.

Reflecting the rise in interest rates and consistent asset growth over the past year, interest income increased by 48% over the third quarter of 2005. However, interest expense was up 94% for the same period, as competition for deposits and the general interest rate environment continued to drive up funding costs. In the third quarter of 2006, net interest income was $20.1 million, up 23% from $16.3 million in the same quarter last year. Other operating income grew 46% to $7.5 million, from $5.1 million in the third quarter of 2005. Increased gain on sale of loans included $1.2 million from the sale of non-guaranteed SBA loans in the third quarter of 2006, compared to none in the same quarter of last year. In addition, service fees on deposits increased by $571,000 over year-ago levels. Other operating expenses increased 28% to $10.7 million, compared to $8.4 million in the third quarter of 2005, largely due to additional overhead expenses incurred to operate and integrate our New York branches.

WIBC - 3Q06
October 26, 2006

In the nine months through September 2006, interest income grew 53%, while interest expense more than doubled. Net interest income was $56.8 million year-to-date, up 26% from $44.9 million in the same period last year. Other operating income was $19.8 million, a 35% increase over the $14.7 million posted in the first nine months of 2005. Service fees on deposits grew by 30%, or $1.6 million, while gains on sale of loans grew by 56%, or $3.2 million. Other operating expenses were up 27% to $30.2 million, compared to $23.7 million in the first nine months of 2005.

“Our efficiency ratio improved, back down below 40% in the third quarter after the incremental costs associated with our New York operations pushed it above that level in the second quarter,” Cho said. “We have kept our operating expenses in check despite relatively heavy marketing costs.” The efficiency ratio was 38.8% in the quarter ended September 30, 2006, compared to 40.8% in the preceding quarter and 39.0% in the third quarter last year. For the first nine months of 2006, the efficiency ratio improved slightly to 39.4%, compared to 39.8% in the same period a year ago.

The provision for income taxes was $5.3 million and $16.3 million, respectively, for the third quarter and first nine months of 2006, as compared with $4.7 million and $13.4 million, respectively, for the prior year’s same periods. In the third quarter of 2006, the effective tax rate decreased to 37.4% from 39.4% for the prior year’s same periods, mainly the effect of the 2005 tax liability true-up. Wilshire filed its 2005 income tax returns in the third quarter of 2006 and the actual income tax liability was approximately $300,000 less than the income tax provision recognized in 2005.

“Our strict underwriting standards have been supplemented by a strong economy, keeping our asset quality very solid the past couple of years,” Min said. “While our charge offs and non-performers both ticked up in the third quarter, they remain quite manageable. Although there are credit risks inherent in the banking business, we are well secured with real estate with low loan-to-values.

Non-performing loans (NPLs) were 0.47% of gross loans at the end of the third quarter of 2006, compared to 0.35% of loans at the end of September 2005. Non-performing assets (NPAs) were 0.38% of total assets at quarter-end, compared to 0.28% of assets at the end of the third quarter last year.

“We have continued to increase our loan loss reserves to keep pace with the growth in our loan portfolio and to maintain solid coverage ratios,” Cho said. “In the first nine months of 2006, we had $5.1 million in loan loss provisions, while net charge offs were just $892,000. As a result, the allowance for loan losses had grown to $18.4 million at the end of September 2006, representing 1.22% of gross loans and 251% of NPAs.”

At September 30, 2006, shareholders’ equity was $142 million, up 32% from $107 million a year earlier, and book value was $4.86 per share, compared to $3.74 a year prior. Capital ratios continue to exceed the “Well Capitalized” guidelines established by regulatory agencies.

Management will host its quarterly conference call today, October 26, at 1:30 pm PDT (4:30 pm EDT). Investment professionals are invited to participate in the call by dialing 1-866-383-8008 and using passcode 61045217. Current and prospective shareholders are also invited to listen to the live or archived call at www.wilshirebank.com, or www.earnings.com.

Wilshire Bancorp and its subsidiary, Wilshire State Bank, have received significant accolades for growth, performance and profitability. In September, US Banker ranked Wilshire Bancorp third in its list of Top 100 Mid-Tier Banks, ranked by three-year average ROE, and Fortune named Wilshire the 70th fastest-growing public company in the nation. Ryan Beck & Co. evaluated the five year total return of all banks and thrifts nationally, and ranked Wilshire second. In August, Sandler O’Neill’s Bank and Thrift Sm-All Stars—Class of 2006, recognized 34 of the 573 publicly traded institutions with assets of less than $2 billion, focusing on growth, profitability, credit quality and capital strength. Wilshire is one of only nine companies to be named each year since the list’s inception in 2004. In April, Wilshire Bancorp was added to the Standard & Poor’s SmallCap 600 index, and in January, US Banker named Wilshire third in its All-Star Lineup - The Top 20 Banks of 2006, based on year-over-year ROE.

Headquartered in Los Angeles, Wilshire State Bank operates 19 branch offices in California, Texas and New York, and seven loan production offices in San Jose, Seattle, Las Vegas, Houston, Atlanta, Denver, and Annandale, Virginia, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and is subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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WIBC - 3Q06
October 26, 2006

CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited) (dollars in thousands, except per share data)
	Quarter Ended September 30, 2006	Three Month Change	Quarter Ended June 30, 2006	One Year Change	Quarter Ended September 30, 2005

INTEREST INCOME
Interest on Loans and Leases	$33,995	7%	$31,626	45%	$23,426
Interest on Securities	2,362	6%	2,238	77%	1,333
Interest on Federal Funds Sold	1,107	43%	773	119%	505
Interest on Commercial Paper	—	0%	—	na	15
Total Interest Income	37,464	8%	34,637	48%	25,279

INTEREST EXPENSE
Deposits	15,846	16%	13,645	102%	7,829
FHLB Advances and Other	1,515	-3%	1,554	35%	1,124
Total Interest Expense	17,361	14%	15,199	94%	8,953

Net Interest Income	20,103	3%	19,438	23%	16,326
Provision for Loan Losses	2,800	133%	1,200	124%	1,250
Net Interest Income After Provision for Loan Losses	17,303	-16%	18,238	15%	15,076

OTHER OPERATING INCOME
Fees on Deposits	2,544	4%	2,441	29%	1,973
Gain on Sales of Loans	3,455	13%	3,055	60%	2,162
Other	1,481	37%	1,084	49%	991
Total Other Operating Income	7,480	14%	6,580	46%	5,126

OPERATING EXPENSES
Salaries and Employee Benefits	6,327	6%	5,965	28%	4,924
Occupancy and Equipment	1,257	17%	1,072	41%	893
Other	3,123	-13%	3,580	23%	2,543
Total Other Operating Expenses	10,707	1%	10,617	28%	8,360

Income Before Taxes	14,076	-1%	14,201	19%	11,842
Income Tax	5,258	-9%	5,786	13%	4,663
NET INCOME	$8,818	5%	$8,415	23%	$7,179

Per Share Data
Basic Earnings Per Common Share	$0.30	4%	$0.29	21%	$0.25
Earnings Per Share – Assuming Dilution	$0.30	4%	$0.29	20%	$0.25
Weighted Average Shares Outstanding	29,137,027		28,911,555		28,585,640
Weighted Average Shares Outstanding Including
Dilutive Effect of Stock Options	29,458,592		29,278,179		28,931,230

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WIBC - 3Q06
October 26, 2006

CONSOLIDATED STATEMENT OF OPERATIONS	Nine Months Ended September 30, 2006	Change	Nine Months Ended September 30, 2005
(unaudited) (dollars in thousands, except per share data)

INTEREST INCOME
Interest on Loans and Leases	$93,271	49%	$62,436
Interest on Securities	6,375	90%	3,351
Interest on Federal Funds Sold	3,496	137%	1,477
Interest on Commercial Paper	—	na	82
Total Interest Income	103,142	53%	67,346

INTEREST EXPENSE
Deposits	41,743	114%	19,475
FHLB Advances and Other	4,579	56%	2,937
Total Interest Expense	46,322	107%	22,412

Net Interest Income	56,820	26%	44,934
Provision for Loan Losses	5,060	105%	2,470
Net Interest Income After Provision for Loan Losses	51,760	22%	42,464

OTHER OPERATING INCOME
Fees on Deposits	7,141	30%	5,508
Gain on Sales of Loans	8,860	56%	5,674
Other	3,823	9%	3,496
Total Other Operating Income	19,824	35%	14,678

OPERATING EXPENSES
Salaries and Employee Benefits	17,548	29%	13,617
Occupancy and Equipment	3,225	29%	2,496
Other	9,415	24%	7,617
Total Other Operating Expenses	30,188	27%	23,730

Income Before Taxes	41,396	24%	33,412
Income Tax	16,340	22%	13,412
NET INCOME	$25,056	25%	$20,000

Per Share Data
Basic Earnings Per Common Share	$0.87	24%	$0.70
Earnings Per Share – Assuming Dilution	$0.86	24%	$0.69
Weighted Average Shares Outstanding	28,922,416		28,528,499
Weighted Average Shares Outstanding Including
Dilutive Effect Of Stock Options	29,273,461		28,906,440

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WIBC - 3Q06
October 26, 2006

CONSOLIDATED BALANCE SHEET	September 30, 2006	Three Month Change	June 30, 2006	One Year Change	September 30, 2005
(unaudited)(dollars in thousands, except share data)
ASSETS:
Noninterest-Earning Demand Deposits and Cash on Hand	$70,832	-2%	$72,585	19%	$59,398
Federal Funds Sold and Other Cash Equivalents	65,003	-14%	76,003	-35%	100,000
Commercial Paper	—	0%	—	0%	—
Total Cash and Cash Equivalents	135,835	-9%	148,588	-15%	159,398

Interest-Bearing Deposits in Other Financial Institutions	500	0%	500	16567%	3
Securities Available for Sale	182,419	-3%	188,272	44%	126,798
Securities Held to Maturity	20,630	-1%	20,835	-17%	24,881
Total Securities	203,549	-3%	209,607	34%	151,682

Loans and Leases Receivable	1,509,883	5%	1,434,135	27%	1,189,166
Allowance For Loan Losses	18,417	13%	16,358	36%	13,551
Loans and Leases Receivable, Net	1,491,466	5%	1,417,777	27%	1,175,615

Accrued Interest Receivable	9,994	15%	8,728	62%	6,164
Due from Customers on Acceptance	3,013	5%	2,879	1%	2,972
Other Real Estate Owned	241	0%	242	54%	156
Premises and Equipment	10,217	3%	9,940	17%	8,724
Federal Home Loan Bank (FHLB) Stock, at Cost	7,438	1%	7,346	22%	6,112
Cash Surrender Value of Life Insurance	15,536	1%	15,397	4%	14,956
Goodwill	6,675	-1%	6,767	0%	—
Core Deposit Intangible	1,576	-3%	1,619	0%	—
Other Assets	24,373	-2%	24,924	21%	20,057
TOTAL ASSETS	$1,909,913	3%	$1,853,814	24%	$1,545,836

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Non-interest Bearing Demand Deposits	$315,446	-9%	$345,019	1%	$312,890
Savings and NOW Deposits	47,444	4%	45,821	1%	47,195
Money Market Deposits	370,656	4%	355,787	60%	231,882
Time Deposits of $100,000 or More	766,951	10%	695,657	31%	584,233
Other Time Deposits	160,954	9%	148,160	31%	123,264
Total Deposits	1,661,451	4%	1,590,444	28%	1,299,464

FHLB Advances	20,000	-56%	45,000	-67%	61,000
Acceptance Outstanding	3,013	5%	2,879	1%	2,972
Subordinated Debentures	61,547	0%	61,547	0%	61,547
Accrued Interest and Other Liabilities	22,148	5%	21,163	60%	14,054
Total Liabilities	1,768,159	3%	1,721,033	23%	1,439,037

STOCKHOLDERS’ EQUITY:
Common Stock - No Par Value-Authorized, 80,000,000 Shares Issued and Outstanding 29,166,050, 29,120,370 and 28,585,640 Shares, Respectively	48,882	1%	48,505	18%	41,079
Retained Earnings	93,495	9%	86,135	41%	66,176
Accumulated Other Comprehensive Income, Net of Taxes	(623)	-66%	(1,859)	40%	(456)
Total Stockholders’ Equity	141,754	7%	132,781	32%	106,799

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,909,913	3%	$1,853,814	24%	$1,545,836

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WIBC - 3Q06
October 26, 2006

AVERAGE BALANCES	Quarter Ended September 30, 2006	Quarter Ended June 30, 2006	Quarter Ended September 30, 2005	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
(unaudited)(dollars in thousands)
Average Assets	$1,893,185	$1,774,172	$1,468,264	$1,790,659	$1,391,433
Average Equity	$138,454	$127,895	$104,974	$128,346	$98,923
Average Net Loans (includes LHFS)	$1,460,959	$1,377,679	$1,145,588	$1,369,249	$1,086,350
Average Deposits	$1,633,097	$1,512,128	$1,247,913	$1,530,630	$1,182,330
Average Time Deposits of $100,000 or More	$726,287	$657,744	$562,434	$678,061	$512,575
Average Interest Earning Assets	$1,750,638	$1,642,050	$1,350,199	$1,658,574	$1,283,666

CONSOLIDATED FINANCIAL RATIOS	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
(unaudited)	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Annualized Return on Average Assets	1.86%	1.90%	1.96%	1.87%	1.92%
Annualized Return on Average Equity	25.48%	26.32%	27.35%	26.03%	26.96%
Efficiency Ratio	38.82%	40.81%	38.97%	39.39%	39.81%
Annualized Operating Expense/Average Assets	2.26%	2.39%	2.28%	2.25%	2.27%
Annualized Net Interest Margin	4.59%	4.74%	4.84%	4.57%	4.67%
Tier 1 Leverage Ratio	9.59%	9.63%	9.71%
Tier 1 Risk-Based Capital Ratio	11.60%	11.35%	11.66%
Total Risk-Based Capital Ratio	13.66%	13.53%	14.94%
Book Value Per Share	$4.86	$4.56	$3.74

ALLOWANCE FOR LOAN LOSSES	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
(unaudited) (dollars in thousands)	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Balance at Beginning of Period	$16,358	$14,870	$12,450	$13,999	$11,111
Provision for Loan Losses	2,800	1,200	1,250	5,060	2,470
Allowance for Loan Losses Acquired from LBNY	—	601	—	601	—
Less Charge Offs (Net Recoveries)	707	108	90	892	(59)
Less: Provision for Losses on Off Balance Sheet Item	35	205	59	351	89
Balance at End of Period	$18,417	$16,358	$13,551	$18,417	$13,551
Loan Loss Allowance/Gross Loans	1.22%	1.14%	1.14%
Loan Loss Allowance/Non- performing Loans	259.50%	351.53%	329.99%
Loan Loss Allowance/Total Assets	0.96%	0.88%	0.88%
Loan Loss Allowance/Non- performing Assets	250.96%	334.19%	317.89%

NON-PERFORMING ASSETS

(net of guaranteed portion) (unaudited) (dollars in thousands)	September 30, 2006	June 30, 2006	September 30, 2005
Accruing Loans - 90 Days Past Due	$1,337	$901	$305
Non-accrual Loans	5,760	3,753	3,801
Restructured Loans	0	0	0
Total Non-performing Loans	7,097	4,654	4,106
Total Non-performing Loans/Gross Loans	0.47%	0.32%	0.35%
OREO	242	242	156
Total Non-performing Assets	$7,339	$4,895	$4,263
Total Non-performing Assets/Total Assets	0.38%	0.26%	0.28%

NOTE: Transmitted on Business Wire at 3:30 a.m. PDT on October 26, 2006.